Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, as amended, of our report dated April 30, 2025, except for the stock based compensation restatement as described in Notes 3 and 10, as to which date is December 12, 2025, related to the financial statements of 20/20 Biolabs, Inc (formerly 20/20 GeneSystems, Inc.) (the “Company”) as of December 31, 2024 and 2023, and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

San Diego, California

December 12, 2025